                                                                   EXHIBIT 1 A 9


                        MASTER ADMINISTRATION AGREEMENT

                                    between

                            McCamish Systems, L.L.C.

                                      and

                            National Life of Vermont

                          dated as of August 18, 1998
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
                             TABLE OF CONTENTS
                             -----------------

SECTION 1   DEFINITIONS.......................................................1
 1.01 Books and Records.......................................................1
 1.02 Case....................................................................2
 1.03 End User................................................................2
 1.04 Effective Date..........................................................2
 1.05 Initial Term............................................................2
 1.06 Policy Administration Services..........................................2
 1.07 Plan Administration Services............................................2
 1.08 Policies................................................................2
 1.09 Products................................................................2
 1.10 Participants............................................................3

SECTION 2   TERM..............................................................3

SECTION 3   POLICY OR PLAN ADMINISTRATION.....................................3
 3.01 Administrative Service..................................................3
 3.02 Performance Criteria....................................................3
 3.03 Authorized Personnel....................................................3
 3.04 Records.................................................................4

SECTION 4   FEES AND EXPENSES.................................................4
 4.01 Administration Fees.....................................................4
 4.02 Expenses................................................................4
 4.03 System Enhancements.....................................................5
 4.04 Payment.................................................................5

SECTION 5   REPRESENTATIONS AND WARRANTIES OF McCAMISH........................5

SECTION 6   REPRESENTATIONS AND WARRANTIES OF NATIONAL LIFE...................7

SECTION 7   ADDITIONAL COVENANTS..............................................8
 7.01 Independent Contractor..................................................8
 7.02 Confidentiality and Disclosure..........................................8
 7.03 Indemnification........................................................10
 7.04 Arbitration............................................................10


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
  7.05   Compliance ........................................................ 11
  7.06   Actions ........................................................... 11
  7.07   Records ........................................................... 13
  7.08   Audit ............................................................. 13
  7.09   Security of Operations ............................................ 13
  7.10   Insurance Coverage ................................................ 13

SECTION 8  TERMINATION OF AGREEMENT ........................................ 14
  8.01   By Mutual Agreement ............................................... 14
  8.02   By Non-Renewal .................................................... 14
  8.03   For Cause ......................................................... 14

SECTION 9  ASSIGNMENT ...................................................... 14
  9.01   Assignment by National Life ....................................... 14
  9.02   Assignment by McCamish ............................................ 15

SECTION 10 MISCELLANEOUS ................................................... 15
  10.01  Governing Law ..................................................... 15
  10.02  Notices ........................................................... 15
  10.03  Entire Agreement .................................................. 16
  10.04  Binding Effect .................................................... 16
  10.05  Severability ...................................................... 16
  10.06  No Third Party Beneficiaries ...................................... 16
  10.07  Headings .......................................................... 16
  10.08  Counterparts ...................................................... 16
  10.09  Waiver ............................................................ 17
  10.10  Construction ...................................................... 17
  10.11  Taxes ............................................................. 17
  10.12  Software Escrow Agreement ......................................... 17
  10.13  Software License in Escrow ........................................ 18


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                               TABLE OF EXHIBITS

A    Policy Administration Services

B    Plan Administration Services

C    Performance Criteria

D    Fee Schedule

E    Products

F    Schedule of Authorized Personnel

G    Insurance Coverage

H    Software Escrow Agreement

I    Software System License Agreement

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
                        MASTER ADMINISTRATION AGREEMENT

     This MASTER ADMINISTRATION AGREEMENT (this "Agreement") is made and entered into as of the 18th day of August, 1998, by and between McCamish Systems, L.L.C., a Georgia limited liability company, having its principal address and place of business at 6425 Powers Ferry Road, Third Floor, Atlanta, Georgia, 30339 (hereinafter referred to as "McCamish"); and National Life of Vermont, a mutual life insurance company registered under the laws of the State of Vermont, having its principal place of business at One National Life Drive, Montpelier, VT 05604 (hereinafter referred to as "National Life").


                                  WITNESSETH:

     WHEREAS, the parties hereto desire to enter into this Agreement to provide for the provision by McCamish, as an independent contractor, of insurance policy administration services and non-qualified plan administration services to National Life on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

SECTION 1  DEFINITIONS.

     As used in this Agreement, the following terms shall have the meaning set forth:

     1.01 Books and Records. "Books and Records" means all books and records in the possession or control of McCamish that contain information related to the Policies (defined in Section 1.08 below) and Participants Policies (defined in
Section 1.10 below), including without limitation, to the extent any of the following exist, (i) hard copy and microfiche records; (ii) all paper files;
(iii) all electronic images; (iv) all computer data files; (v) all correspondence between McCamish and owners of Policies; (vi) administrative records; (vii) claim records; (viii) sales records; (ix) reinsurance records,
(x) underwriting records and (xi) accounting records; provided,

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however, that Books and Records shall not include any of McCamish's internal documentation of its own programs, systems and procedures or any of McCamish's books and records which are not directly related to the Policies. Books and records shall be maintained for a period time not less than five (5) years following the termination of this Agreement.

       1.02 Case. "Case" means a group of Policies that have a common owner and payor, have a common corporate objective, and/or a group of Participants that are part of a common benefit plan.

       1.03 End User. "End User" means a party for whom National Life has agreed to provide Plan Administration Services which are the subject of this Agreement.

       1.04 Effective Date. "Effective Date" means the date stated in the first paragraph of this Agreement.

       1.05 Initial Term. "Initial Term" means the five (5) year period commencing on the Effective Date of this Agreement and ending at 11:59 p.m. on the day prior to the fifth anniversary of the Effective Date.

       1.06 Policy Administration Services. "Policy Administration Services" means the services set forth in Exhibit A attached hereto and designated as "Policy Administration Services".

       1.07 Plan Administration Services. "Plan Administration Services" means the services set forth in Exhibit B attached hereto and designated as "Plan Administration Services".

       1.08 Policies. "Policies" means, collectively, the insurance policies included within one of the Products and "Policy" means any one of the Policies.

       1.09 Products. "Products" means the insurance products described in Exhibit E attached hereto and made a part hereof. A "Product" is limited to a single policy form of an


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insurance company. Exhibit E may be amended during the Term by mutual written agreement of the parties hereto.

     1.10 Participants. "Participants" means, collectively, the individuals included within a non-qualified benefit plan for which service is provided under the terms of this Agreement.

SECTION 2 TERM.

     This Agreement shall commence on the Effective Date and shall continue in effect for the Initial Term; thereafter this Agreement shall continue in full force and effect from year to year until terminated as herein provided, each such additional year being an "Additional Term" of this Agreement. The Initial Term and any Additional Terms hereunder are herein collectively referred to as the "Term".

SECTION 3 POLICY OR PLAN ADMINISTRATION.

     3.01 Administrative Services. During the Term, McCamish shall perform Policy Administration Services and Plan Administration Services (collectively, sometimes referred to as the "Administration Services").

     3.02 Performance Criteria. The manner and method of performing Administration Services is set forth in Exhibit C.

     3.03 Authorized Personnel. At any time McCamish may apply to a person indicated on the "Schedule of Authorized Personnel", attached hereto as Exhibit F, as a person authorized to give instructions under this section with respect to any matter arising in connection with this Agreement. McCamish shall not be liable for, and shall be indemnified and held harmless by National Life against any loss, cost, damage or expense arising from, any action taken or omitted by McCamish to the extent McCamish can demonstrate that the action or omission was taken or omitted in good faith in reliance upon such instruction.



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     National Life may at any time provide McCamish with written notice of any change of authority of persons authorized and enumerated in Exhibit F to provide McCamish with instructions or directions relating to services to be performed by McCamish under this agreement.

     3.04 Records. During the Term, McCamish shall keep true and correct Books and Records relating to the performance of all Administration Services hereunder. McCamish shall deliver the Books and Records and copies thereof upon request by National Life. Anything herein to the contrary notwithstanding, McCamish shall be allowed to make and retain copies of the Books and Records, at its own expense, upon termination of this Agreement. It is acknowledged and agreed that any such Books and Records may be maintained on magnetic media, electronic media, microfiche, CD and other non-paper media.

SECTION 4 FEES AND EXPENSES

     4.01 Administration Fees.

     (a) During the Initial Term of this Agreement, National Life shall pay to McCamish, as compensation for all Administration Services rendered pursuant to this Agreement, the amounts set forth in Exhibit D. In no event, except as provided below, will the fees payable by National Life to McCamish hereunder be less than the fees determined by the application of the Minimum Charges set forth in Exhibit D.

     (b) for each Additional Term of this Agreement, National Life shall pay to McCamish, as compensation for all Administration Services rendered pursuant to this Agreement, such fees and charges as shall be agreed to by the parties and attached hereto as an amended Exhibit D prior to commencement of such Additional Term.

     4.02 Expenses. National Life will promptly reimburse McCamish for all reasonable out-of-pocket expenses incurred by McCamish in the performance of this Agreement. Out-of-pocket expenses include, but are not limited to the following:

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     (a) Travel related costs for travel requested by National Life.

     (b) Postage and forms cost of special mailings requested by National Life.

     (c) Charges for telephone line(s) dedicated to service of National Life customers, agents and brokers.

     (d) Charges for dedicated voice/data lease line(s) providing wide area network access from National Life site(s) to McCamish site(s).

     4.03 System Enhancements. Requested by National Life for enhancements to systems or procedures for support of new products or new functional capabilities will be performed and billed by McCamish to National Life on a time and expense basis at the then current rate in effect. Such National Life requests will be in writing. McCamish will provide, in writing, a design specification that will include a detailed description of the requested enhancement, an estimate of cost and an estimated implementation schedule. McCamish will undertake the project upon receipt of the signed acceptance of the design specification by National Life.


    4.04 Payment. During the Term of this Agreement, National Life shall pay McCamish within thirty (30) days of the date of McCamish's invoice. Late payments shall be subject to McCamish's standard late payment charges as set forth on McCamish's invoice.


SECTION 5   REPRESENTATIONS AND WARRANTIES OF MCCAMISH.

     McCamish hereby represents and warrants to National Life as follows:

     (a) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Georgia.

     (b) It is empowered under applicable laws and by its articles of organization and operating agreement to enter into and perform the services contemplated in this Agreement.

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     (c)  All requisite proceedings have been taken to authorize it to enter into and perform the services contemplated in, and execute and deliver, the Agreement.

     (d) It has duly executed and delivered this Agreement and such execution and delivery nor the performance by it of any of its obligations under this Agreement will (i) violate any provision of its certificate of incorporation or by-laws, (ii) result in a violation or breach of, or constitute a default or an event of default under, any indenture, mortgage, bond or other contract, license, agreement, permit, instrument or other commitment or obligation to which it is a party or
          (iii) violate any law, rule or regulation of any governmental body, writ, judgment, injunction or court decree (collectively, "Laws") applicable to it or its business.

     (e) It has all licenses, permits, registrations and other governmental approvals necessary or advisable for the performance of its obligations under this Agreement.

     (f) Its business operations have been conducted, are now, and will continue to be in compliance in all material respects with all Laws.

     (g) In its reasonable business judgment, it has the facilities, equipment and personnel necessary to carry out its duties and obligations under this Agreement.

     (h)  Maintenance of Information

          1. McCamish shall maintain and make available to National Life complete books and records of all transactions performed on behalf of National Life. The books and records shall be maintained in accordance with prudent standards of insurance recordkeeping and must be maintained for a period of not less than five (5) years from the date of their creation.

          2. Insurance regulators authorized by statute shall have access to books and records maintained by McCamish for the purposes of examination, audit and inspection. Any trade secrets contained in such books and records, including the

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            identity and addresses of policyholders and certificate holders, shall be kept confidential, except that insurance regulators authorized by statute may use such information in any proceeding instituted against McCamish.

         3. National Life shall own the records generated by McCamish pertaining to National Life; however, McCamish shall retain the right to continuing access to books and records to permit McCamish to fulfill all of its contractual obligations to insured parties, claimants and National Life.

         4. In the event National Life and McCamish cancel this Agreement; notwithstanding the provisions of this Paragraph, McCamish may, by written agreement with National Life, transfer all records to a new administrator rather than retain them for five (5) years. In such cases, the new administrator shall acknowledge, in writing, that it is responsible for retaining the records so transferred by McCamish as required by Sub-paragraph 4.06(1) of this Agreement.

SECTION 6   REPRESENTATIONS AND WARRANTIES OF National Life.

     National Life hereby represents and warrants to McCamish as follows:

     (a) It is a registered mutual life insurance company organized and existing and in good standing under the laws of the State of Vermont.

     (b) It is empowered under the applicable laws and regulations and by its governing documents to enter into and perform this Agreement.

     (c) All requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

     (d) It has duly executed and delivered this Agreement and neither such execution and delivery nor the performance by it of any of its obligations under this Agreement will (i) violate any provision of its governing documents, (ii) result in a violation or breach

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        of, or constitute a default or an event of default under, any indenture, mortgage, bond or other contract, license, agreement, permit, instrument or other commitment or obligation to which it is a party or (iii) violate any Law applicable to it or its business.

SECTION 7  ADDITIONAL COVENANTS.

    7.01 Independent Contractor. It is understood and agreed that all Administration Services performed hereunder by McCamish shall be performed solely for National Life by McCamish in the capacity of an independent sub-contractor of National Life. Nothing contained herein shall be construed to create between McCamish and National Life a partnership, joint venture, association or other legal entity or relationship other than that of independent sub-contractor.

    7.02  Confidentiality and Disclosure.

    (a) Each Party to this Agreement ("Disclosing Party") may disclose to the other party ("Recipient") certain proprietary and confidential information including, without limitation, policyholder information, procedures, National Life customer lists, prospect lists, contracted broker and agent lists, and material related to policy design, pricing, filings, marketing and sales administration and systems information ("Information").

    (b) Recipient agrees to maintain, during the Term and thereafter, the Information of the Disclosing Party in confidence using at least the same degree of care as it uses in maintaining as secret its own trade secret, confidential and proprietary information, but always at least a reasonable degree of care.

    (c) All tapes, books, reference manuals, instructions, records, information, and data pertaining to the business of National Life, including information relating to the contracts and the names, addresses and other information regarding the policy owners, which are exchanged or received pursuant to the negotiation of and/or the carrying out of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person except as required to perform this Agreement.

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          McCamish further agrees not to use any such information for any purpose other than as directly related to its performance under this Agreement, and specifically agrees not to use such information directly or through affiliates to contact Contract Owners, insureds or beneficiaries, to replace any of the contracts or to solicit financial services or products. For this purpose, affiliate means any business organization in which McCamish has a majority ownership interest at the time such contacts is made. McCamish, however, may disclose any information if: (i) pursuant to Court order or the lawful requirement or demand of a government agency; (ii) otherwise required by law; or
          (iii) authorized in writing by National Life. McCamish will, upon request by National Life, return the tapes, books, reference materials, instructions, records and data mentioned above to National Life.

     (d) Recipient shall use reasonable efforts to limit access to information received from the Disclosing Party to only those personnel of Recipient who have need of such access for the performance of any obligation of Recipient under this Agreement.

     (e) Recipient shall use information only for purposes of fulfilling its obligations under the Agreement.

     (f) Except as expressly provided in the Agreement, Disclosing Party grants no license, right or interest to Recipient under any copyrights, patents, trademarks, trade secrets or other property rights of Disclosing Party by reason of the disclosure of the information.

     (g) Each party acknowledges that some information may, under applicable law, be deemed to be confidential information of third parties (such as natural persons whose lives are insured under a Policy) and agrees to preserve the confidentiality of all information, which under applicable Law must be treated as confidential.

     The terms and conditions of this Section 7.02 shall survive the termination of this Agreement.





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
     7.03 Indemnification. Each party to this Agreement shall indemnify and hold harmless the other party and its officers, directors, partners, principals, independent contractors, employees, member firms, subcontractors and affiliates and their respective personnel from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys' fees and court costs), interest, penalties or other loss directly or indirectly arising out of, in connection with or with respect to any breach of this Agreement or any fraudulent, criminal, negligent and/or bad faith acts or omissions by such party or its officers, directors, partners, principals, independent contractors, employees, member firms, subcontractors and affiliates and their respective personnel under this Agreement.

     If a party is named in any lawsuit or other proceeding for which such party believes it may be entitled to indemnification hereunder (other than any action or proceeding described in Section 7.06), such party shall promptly give notice thereof to the other party, such notice to include a description in reasonable detail of such lawsuit or proceeding and the basis for such party's belief that it may be entitled to indemnification hereunder. The parties shall cooperate in all reasonable respects with each other in defending such lawsuit or proceeding. McCamish agrees not to settle any such lawsuit or proceeding without the written consent of National Life.

     The terms and conditions of this Section 7.03 shall survive the termination of this Agreement.

     7.04 Arbitration. In the event of any dispute between National Life and McCamish with respect to the subject matter of this Agreement or the enforcement of rights hereunder, either party may, by written notice to the other, require such dispute or difference to be submitted to arbitration. This provision, however, shall not be applicable to any dispute that involves a claim by or against a Third Party. The arbitrator or arbitrators shall be selected by agreement of the parties or, if they cannot agree on an arbitrator or arbitrators within twenty (20) days after the notice of such party's desire to have the question settled by arbitration, then the arbitrator or arbitrators shall be selected by the American Arbitration Association (the "AAA") in Atlanta, Georgia. The determination reached, or award granted, in such arbitration shall be final and binding, to the extent not in violation of law or public policy, on all parties hereto. Enforcement of the arbitration award or determination may be sought in any court of competent jurisdiction. The

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

arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence. The parties hereby mutually instruct the arbitrators to limit the time and scope of discovery to the greatest extent practicable and request the arbitrators to provide a decision as rapidly as practicable, in each case consistent with the interests of justice, it being the intention of the parties that any arbitration under this Section 7.04 be commenced, conducted and completed, and a decision rendered, as rapidly as practicable. Pending such decision, each party will continue to perform its obligations under this Agreement. Unless otherwise agreed by the parties, any such arbitration shall be conducted in accordance with the rules of the AAA.

     In the event of any litigation or arbitration as provided under this Agreement, or the enforcement of rights hereunder, each party shall bear its own costs and expenses relating to such litigation or arbitration, including reasonable attorney's fees and expenses, unless otherwise provided by the arbitration award or determination. In no event shall the arbitrators have the right or authority to award consequential, incidental, indirect, special or punitive damages relating to this Agreement.

     The terms and conditions of this Section 7.04 shall survive the termination of this Agreement.

     7.05 Compliance. McCamish shall provide staff with the skills necessary to perform the Administrative Services, as determined by McCamish using its reasonable business judgment. McCamish shall obtain and maintain for itself, all licenses necessary for performance under this Agreement. McCamish shall maintain all records of its administrative services in accordance with relevant SEC and NASD requirements.

     7.06 Actions.

     (a) Each party to this Agreement (the "Notifying Party") shall promptly notify the other party of any threatened or pending lawsuit or governmental or regulatory agency inquiry or complaint relating to Policies of which the Notifying Party has actual knowledge and shall promptly transmit to such other party a copy of any applicable

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
     service of process or other instrument related to a court proceeding or any correspondence or other document transmitted to or from any governmental or regulatory agency relating to the Policies which shall be actually received by the Notifying Party.

(b) McCamish shall make no response to any governmental or regulatory agency's inquiry or complaint relating to Policies without first obtaining National Life's approval and consent to the response to such inquiry or complaint; provided, however, that if National Life fails to give its approval or consent or delays its approval or consent and such failure or delay would subject McCamish to any fine, penalty, liability or sanction, then McCamish may make a response.

(c) National Life reserves the right to control the defense of any litigation, threatened or pending, by or against it, or to respond on its own behalf to any governmental or regulatory agency's inquiry or complaint; provided, however, that if National Life shall exercise this right in such a manner as shall subject McCamish to any fine, penalty, liability or sanction for failure to follow procedure, or otherwise in a manner which, in the reasonable opinion of McCamish or its legal counsel may have a material adverse effect on McCamish, then McCamish shall have the right to defend itself with counsel of its choice at its own expense.

(d) McCamish reserves the right to control the defense of any litigation, threatened or pending, by or against it, or, subject to subsection (b) above, to respond on its own behalf to any governmental or regulatory agency's inquiry or complaint; provided, however, that if McCamish shall exercise this right in such a manner as shall subject National Life to any fine, penalty, liability or sanction for failure to follow procedure, or otherwise in a manner which, in the reasonable opinion of National Life or its legal counsel may have a material adverse effect on National Life, then National Life shall have the right to defend itself with counsel of its choice at its own expense.


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
     (e) The parties shall cooperate with each other in responding to or defending any such lawsuit, threat, demand, inquiry, complaint, administrative or regulatory investigation or proceeding.

     7.07 Records. Each party to this Agreement shall maintain, following the termination of this Agreement for any reason, its Books and Records with respect to business produced under this Agreement for such period of time as may be required by law. It is acknowledged and agreed that any such books and records may be maintained on magnetic media, electronic media, microfiche or other non-paper media.

     7.08 Audit. Upon forty-eight (48) hours advanced notice to McCamish, National Life will have the right under this Agreement to perform on-site inspection and analyses of the Books and Records in accordance with reasonable procedures and at reasonable frequencies. At the request of National Life, McCamish will make available to National Life representatives of the appropriate regulatory agencies all reasonable requested Books and Records and access to operating procedures. In addition to any rights granted National Life elsewhere in this Agreement, National Life shall have the right to conduct periodic audits, including termination audits, with reasonable frequency during normal business hours at McCamish's office. If National Life decides to conduct an audit at its own office, McCamish shall ship to National Life all requested records to National Life at National Life's expense. Audits may include examination of books and records, fiduciary accounts, business practices and procedures, compliance with applicable laws and regulations, and compliance with this Agreement.

     7.09 Security of Operations. McCamish shall maintain such off-site backup of its systems, procedures, and Books and Records as National Life may reasonably request. McCamish shall maintain at all times during the Term a disaster recovery capability materially consistent with that currently maintained by McCamish.

     7.10 Insurance Coverage. McCamish shall use its reasonable efforts to continue in effect the insurance coverages described in Exhibit G attached hereto provided that such coverage is available from a domestic insurance carrier at a reasonable cost to McCamish.

McCamish shall not voluntarily cause any termination, reduction, or alteration of these coverages without thirty (30) days prior written notice to National Life.

SECTION 8   TERMINATION OF AGREEMENT.

     8.01 By Mutual Agreement. This Agreement may be terminated or amended by mutual written agreement of the parties at any time.

     8.02 By Non-Renewal. At least one hundred and eighty (180) days prior to the end of the Initial Term and any Additional Term hereof, either party may give the other notice if the party delivering such notice desires to change any term of the Agreement. If McCamish and National Life do not agree in writing with respect to the matters described in such notice before the end of the Term during which McCamish gives such notice, this Agreement shall terminate at the end of such Term.

     8.03 For Cause. If either of the parties hereto shall materially breach this Agreement or be materially in default hereunder (the Defaulting party), the other party hereto may give written notice thereof to the Defaulting Party and if such default or breach shall not have been remedied within thirty (30) days after such written notice is given, then the party giving such written notice may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. Termination of this Agreement by default or breach by a party shall not constitute a waiver of any rights of the other party in reference to services performed prior to such termination, rights to be reimbursed for out-of-pocket expenditures or any other rights such other party might have under this Agreement at law, in equity or otherwise.

SECTION 9   ASSIGNMENT.

     9.01 Assignment by National Life. National Life shall not, directly or indirectly, in whole or in part, assign any of its rights or obligations hereunder without the prior written consent of McCamish, which consent shall not be unreasonably withheld.


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


     9.02 Assignment by McCamish. McCamish shall not directly or indirectly, in whole or in part, delegate its duties or assign its rights under this Agreement without the prior written consent of National Life, which consent shall not be unreasonably withheld.

SECTION 10. MISCELLANEOUS

     10.01 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, without giving effect to the principles of conflicts of laws thereof.

     10.02 Notices. Any notice, consent, approval or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by facsimile transmission, overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

     (a)    If to McCamish:

                         McCamish Systems, L.L.C.
                         6425 Powers Ferry Road
                         Third Floor
                         Atlanta, GA 30339
                         Attention: Sam D. Thomas, Senior Vice President Facsimile Number: (770) 690-1800

     (b)    If to National Life:

                         National Life of Vermont
                         One National Life Place
                         Montpelier, VT 05604
                         Attention: Charles Kittredge, Senior Vice President Facsimile Number: (802) 229-9281

     Any such notice shall be deemed given when so delivered (in the case of personal delivery or overnight courier service) or sent by facsimile transmission or, if mailed, upon receipt as evidenced by the return receipt. If the address of any party hereunto is changed, written notice of such change shall be given to the other party, in accordance with this Section, and said new address shall be used for purposes of this Agreement.

     10.03 Entire Agreement. This Agreement, the Exhibits which are attached hereto and made a part hereof, and the documents executed pursuant hereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and no representation, warranty, covenant or agreement not embodied herein or therein, oral or otherwise, shall be of any force or effect whatsoever with respect to the subject matter hereof or thereof. Further, no change, amendment or modification of this Agreement shall be effective unless in writing and signed by both parties hereto.

     10.04 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     10.05 Severability. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

     10.06 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     10.07 Headings. The Section headings of this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

     10.08 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which will constitute one and the same document.

     10.09 Waiver.

     (a) A waiver of any default or breach hereunder granted by any party hereto shall not constitute a waiver by such party of any other default or breach or a waiver by such party of the same default or breach at a later time. Further, to be effective, any such waiver must be in writing and be signed by the party granting such waiver.

     (b) Subject to the last sentence of Section 10.09(a), the forbearance or neglect by National Life or McCamish to insist upon strict compliance with any of the provision of this Agreement, or to declare a forfeiture or termination, shall not be construed as a waiver of any right or privilege hereunder. No waiver of any right or privilege arising from any default or failure of performance hereunder shall affect the rights or privileges of either party in the event of a further default or failure of performance hereunder.

     10.10 Construction. All parties hereto have participated, directly or indirectly, in the negotiations and preparation of this Agreement. In no event shall this Agreement be construed more or less stringently against any party hereto by reason of either party being construed as the principal drafting party hereto.

     10.11 Taxes. All sales, use, excise or other similar taxes or duties which may be or become payable on account of goods or services provided hereunder shall be payable by National Life to McCamish Systems upon the receipt by National Life of McCamish Systems' invoice therefor. In lieu of paying such taxes, National Life may provide McCamish Systems with a tax exemption certificate acceptable in form and substance to the appropriate taxing authorities.

     10.12 Software Escrow Agreement. As soon as is practicable after the execution of this Agreement, (i) the parties hereto shall execute and deliver an Escrow Agreement substantially in the form of Exhibit H attached hereto and made a part hereof (the "Escrow Agreement") for the purpose of protecting National Life in the event of a breach of this Agreement by McCamish or the termination of this Agreement by National Life for Cause, pursuant to Section 8 hereof, prior to the end of the Term; and (ii) upon execution of the Escrow Agreement by all parties thereto, McCamish shall deposit with the Escrow Agent a copy of the Software to be held in accordance with the terms and conditions of the Escrow Agreement.

     10.13 Software License in Escrow. As soon as is practicable after execution of the Escrow Agreement, the parties hereto shall execute and deliver to the Escrow Agent, to be held in accordance with the terms and conditions of the Escrow Agreement, a License Agreement substantially in the form of Exhibit I attached hereto and made a part hereof (the "License Agreement"), which shall provide that in the event the Software shall be released by the Escrow Agent to National Life, upon the occurrence of a Release Event (as defined in the Escrow Agreement), but only in such event, McCamish grants to National Life, effective upon receipt of the Software from the Escrow Agent, a license to use the Software (and such modifications, enhancements, improvements, updates, corrections or changes as National Life shall elect to make to the Software) (the "Software License") for a period of twenty-four months following the termination of this Agreement, solely on the terms and conditions of the License Agreement. At the expiration of the license term, the National Life shall have no further rights with respect to the Software.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized partners and officers, all as of the date first above written.

McCamish Systems, L.L.C.                      National Life of Vermont

By:_________________________                  By:__________________________

     Sam D. Thomas                                  Charles Kittredge
     Senior Vice President                          Senior Vice President

                                   EXHIBIT A

                         POLICY ADMINISTRATIVE SERVICES

1. McCamish will perform the following services related to the policy issue process:

     (a) McCamish will, upon receipt of Case Set up Worksheet for new cases, set up the case and case version information.

     (b) McCamish will, upon receipt of census data in a prescribed format, perform the following census edits:

          (i) Validate named, sex, date of birth, state of issue, and social security number;
          (ii)  Validate eligibility requirements as applicable;
          (iii) Test for duplicate insureds.

     (c) McCamish will, upon receipt of policy applications, perform the following;

          (i)   Validate application;
          (ii)  Validate agent license status;
          (iii) Validate product approval status;
          (iv) Determine and report underwriting requirements for each applicant according to National Life provided rules;
          (v)   Electronically feed to National Life Underwriter Workbench
                System;
          (vi) Electronically accept changes in the underwriting status as provided by National Life;
          (vii) Track the underwriting process.

     (d) McCamish will, upon completion of the underwriting process, produce the required policy pages, including state exception pages, in the following optional scenarios:

          (i)   A set of policy pages for each policy;
          (ii) A set of policy pages for a single policy and a policy specification page for each policy.

     (e) McCamish will prepare Policy Delivery Receipts(s) in the following optional scenarios:

          (i)   A Policy Delivery Receipt for each policy;
          (ii) A single Policy Delivery Receipt for the owner and a list detailing each policy.

     (f) McCamish will determine the date on which the free look period expires and the initial allocation takes place according to National Life provided rules.

                                   EXHIBIT A

                         POLICY ADMINISTRATIVE SERVICES

2. McCamish will perform the following services related to the renewal function:

     (a) McCamish will produce a Case Renewal Audit Checklist and associated reports approximately 90 days prior to renewal date.

     (b) McCamish will, for policies with automatic death benefit change provisions and upon receipt of updated census data, perform the following services:

          (i)     Perform eligibility and underwriting edits;

          (ii) Provide National Life with target death benefit and underwriting criteria;

          (iii)   Track underwriting process;

          (iv) Process death benefit changes and produce new policy specification pages as required.

3. McCamish will perform the following services related to the policy administration function:

     (a) McCamish will prepare and distribute an initial and modal billing kit for premiums and loan interest due based on National Life supplied rules. At any time prior to the due date and upon request by the owner, McCamish will prepare an additional billing kit.

     (b) McCamish will, upon expiration of the free look period, cause the initial allocation of policy funds from the free look default fund into the policy owner's selected funds.

     (c) McCamish is not responsible for receiving, directly handling any of National Life or the policy owner's funds. Upon notification by National Life of receipt of payment, McCamish will perform the following services:

          (i)     Update Case/Policy suspense records;

          (ii)    Reconcile cash received versus funds due;

          (iii)   Apply premium and loan interest;

          (iv)    Create accounting journal entries.

     (d)  McCamish will provide the following services related to death claims:

          (i) Perform claim adjudication to insure that the claim should be paid;

          (ii)    Transfer separate account funds into the general account;

          (iii)   Establish pending death claim as necessary;

          (iv)    Calculate net proceeds and interest on proceeds;

          (v) Identify net cash refunds of transactions occurring after the date of death;

                                   EXHIBIT A

                         POLICY ADMINISTRATIVE SERVICES

     (vi)   Create Death Claim Worksheet and payment letter;
     (vii)  Create check or wire request for disbursement of claim proceeds;
     (viii) Create accounting journal entries;
     (ix)   Produce monthly pending claim status reports as necessary.

(e) McCamish will perform the following services related to other policy terminations, including not taken, surrender, rescission and lapse:

     (i)   Calculate net surrender value or net refund;
     (ii)  Create Surrender Worksheet or Rescission Worksheet and cover letter;
     (iii) Create check or wire request for disbursement of proceeds;
     (iv)  Create accounting journal entries.

(f) McCamish will perform the following services as part of anniversary processing:

     (i)   Create an invoice for loan interest due;
     (ii)  Capitalize due and unpaid loan interest;
     (iii) Create accounting journal entries.

(g) McCamish will perform the following services as part of monthaversary processing:

     (i)   Compute and deduct fees and charges due;
     (ii)  Compute and deduct cost of insurance for all coverages and benefits;
     (iii) Compute and credit interest to fixed funds;
     (iv) Perform grace period and lapse processing on policies failing equity test;
     (v)   Create accounting journal entries.

(h)  McCamish will, upon request, perform the following policy services:

     (i)   Process changes of owner, payor or beneficiary;
     (ii)  Process name or address changes;
     (iii) Process change in coverage and coverage amount;
     (iv)  Process change in death benefit option;
     (v)   Process change in dividend option;
     (vi) Process change in sex, birth date, and policy rating criteria of insured.

(i) McCamish will, upon request, perform the following financial event services:

     (i)   Process premium remittances;
     (ii)  Process loan repayment and loan interest payment remittances;
     (iii) Process loans;

                                   EXHIBIT A

                         POLICY ADMINISTRATIVE SERVICES

          (iv)   Process partial withdrawals;
          (v)    Process dividend distributions;
          (vi)   Create check or wire request for disbursements, as appropriate;
          (vii)  Create accounting journal entries.

     (j) McCamish will, upon request, perform the following policy asset related services:

          (i)    Process rebalance of assets;
          (ii)   Process transfer of assets;
          (iii)  Process reallocation of assets;
          (iv)   Process dollar cost averaging of assets;
          (v)    Process change in investment allocations;
          (vi)   Create accounting journal entries.

4. McCamish will perform the following services related to agent/broker commissions and service fees:

     (a)  Process changes in commission structure;

     (b) Upon notification of receipt of premium payment, compute actual commissions and fees, or if premiums are no longer payable, compute paid up service fee;

     (c)  Compute commission and fee reversals due to undo processing;

     (d)  Compute commission and fee charge back due to terminated policies;

     (e) Prepare commission statement and recaps of commissions, fees, commission reversals and commission charge backs;

     (f)  Create check or wire request for funds to be disbursed;

     (g)  Create accounting journal entries.

5.   McCamish will produce the following processing related reports:

     (a)  Policy owner reports:

          (i)    Confirmation of Policy Activity (variable products only);
          (ii)   Periodic Statement of Policy Activity.

     (b)  Daily processing reports:

                                   EXHIBIT A

                         POLICY ADMINISTRATIVE SERVICES

         (i)   Transaction Registers;
         (ii)  Error Report;
         (iii) Accounting Journal;
         (iv)  Check Register;
         (v)   Billing Register;
         (vi)  Disbursement Suspense;
         (vii) Deposit Suspense.

     (c) McCamish will develop special reports or services as requested on a time and expense basis using its then current consulting rates.

6. McCamish will perform the following services related to fund pricing and trading:

     (a) For each fund McCamish is required to value, McCamish will, on fund valuation days and upon receipt of the Net Asset Value:

         (i)   Compute mortality & expense charge;
         (ii)  Compute Unit Value;
         (iii) Update the Price Table;
         (iv)  Create accounting journal entries.

     (b) For each fund National Life is required to value, McCamish will, on fund valuation days and upon receipt of the Unit Value:

         (i)   Update the Price Table.

     (c) McCamish will produce daily on National Life processing days:

         (i)   An electronic feed of fund trading activity;
         (ii)  Fund Summary Report;
         (iii) Fund Detail Report.

     (d) McCamish will prepare a monthly statement of mortality & expense charges due for each fund that McCamish is required to value.

7. McCamish will provide National Life with the following services related to the insurance carrier financial reporting function:

     (a) McCamish will provide National Life with the following accounting reports, on a monthly basis, in a printable format and on CD, unless noted as CD only:

         (i)   Premium/Benefits by State;
         (ii)  Detail Journal - Policy Order;
         (iii) Detail Journal - Account Order;
         (iv)  Trial Balance - YTD All Cases;
         (v)   Trial Balance - YTD by Case;

                                   EXHIBIT A

                         POLICY ADMINISTRATIVE SERVICES

            (vi)     Disbursement Clearing Recap;
            (vii)    Collection Suspense Recap;
            (viii)   Cash Receipts Control Recap;
            (ix)     Disbursements Outstanding Recap;
            (x)      Policy Suspense Recap.

      (b) McCamish will provide, on a monthly basis, an electronic data feed of accounting entries in a form specified by National Life.

      (c) McCamish will provide the following Valuation and Policy Exhibit reports, as required, on a monthly basis, in a printable format and on CD, unless noted as CD only:

            (i)      Policy Exhibit by State;
            (ii)     Policy Loan Detail;
            (iii)    Policy Loan Summary;
            (iv)     Policy Loan By Case;
            (v)      Coverage Reserves Detail;
            (vi)     Coverage Reserves Summary;
            (vii)    Reserves Released Detail;
            (viii)   Reserves Released By Case;
            (ix)     Dividend Liability Detail;
            (x)      Dividend Liability Summary;
            (xi)     Dividend Liability by Case;
            (xii)    Coverage Reserves By Case;
            (xiii)   Experience Credit Contingency Reserve;
            (xiv)    Pending Death Claim Reserve;
            (xv)     Death Claim History.

      (d) McCamish will maintain an agent balance sub-account by agent within case and provide the following reports on a monthly basis. All reports will be provided electronically in a printable format and on CD, unless noted as CD only:

            (i)      Agent Balance By Case by Month;
            (ii)     Agent Balance Summary by Month;
            (iii)    Agent Balance Reconciliation.

      (e) McCamish will provide National Life with following reinsurance reports on a monthly basis. All reports will be provided electronically in a printable format and on CD, unless noted as CD only.

      (f) McCamish will provide National Life with a monthly electronic feed of financial management information data.

8. McCamish will provide the following remote access subject to security authorization:

                                   EXHIBIT A

                         POLICY ADMINISTRATIVE SERVICES

(a) Wide Area Network access from designated National Life office(s) policy inquiry and report request capability;

(b) Dial In access by National Life employees and by designated agents/brokers, providing policy inquiry and report request capability.

                                   EXHIBIT B

                          PLAN ADMINISTRATION SERVICES


1. McCamish will perform the following services related to establishing a new plan:

     (a) Establish plan records;

     (b) Upon receipt of participant census data in a specified format, McCamish will perform the following participant census data edits:

         (i)  Valid name, sex, date of birth and Social Security Number,
         (ii) Duplicate names.

2. McCamish will perform the following functions relating to split dollar insurance contracts:

     (a) Maintain employer/employee split ownership records for cash value and death benefit based on plan rules;

     (b) Compute employee's economic benefit from a policy;

     (c) Provide historic and projection of split dollar values.

3. McCamish will perform the following functions relating to defined contribution plans:

     (a) Upon receipt of participant deferral data in a specified format, McCamish will update contributions to participant accounts, including employee deferrals and employer matching amounts;

     (b) Maintain detail records of investment elections and fund activity;

     (c) Provide periodic participant account statements;

     (d) Provide reports of historic and projected participant account activity and balances;

     (e) Provide plan level reports of projected funding liabilities and projected policy assets.

4. McCamish will perform the following functions relating to defined benefit plans:

     (a) Upon receipt of participant funding data in a specified format, McCamish will detail records of participant account contributions;

     (b) Maintain detail records of investment elections and fund activity;

     (c) Provide periodic participant account statements;

                                   EXHIBIT B

                          PLAN ADMINISTRATION SERVICES

     (d) Provide reports of historic and projected participant account activity and balances;

     (e) Provide plan level reports of projected funding liabilities and projected policy assets.

5. McCamish will provide the following reports on an Ad Hoc or pre-scheduled basis:

     (a)  Participant Reports:

          (i)    Deferral Statement of Account;
          (ii)   Summary of Executive Benefits.

     (b)  Plan Analysis Reports (Individual or Composite):

          (i)    Summary of Insurance;
          (ii)   Summary of Plan Costs;
          (iii)  Summary of Financial Accounting;
          (iv)   Plan Cash Flow;
          (v)    Analysis of Cost Savings with Insurance.

     (c)  Plan Financial Reports (Individual or Composite):

          (i)    Profit and Loss Effect;
          (ii)   Balance Sheet Effect;
          (iii)  Retirement Benefit Journal Entries;
          (iv)   Insurance Journal Entries;
          (v)    Tax Journal Entries;
          (vi)   Accounts for Journal Entries.

                                   EXHIBIT C

                              PERFORMANCE CRITERIA

1. McCamish shall discharge its duties hereunder in a manner that is consistent with insurance industry practices.

2. Performance with respect to Policy Administration Services shall include the following:

     (a) McCamish will electronically, or by hard copy or both as periodically agreed upon by National Life and McCamish, provide National Life with copies of all policy owner and agent/broker reports, letters and other correspondence on an agreed upon basis;

     (b) Calculation of policy values, dividends, policy distributions, and commissions will be made in accordance with procedures agreed to by National Life and McCamish and will not be changed without prior approval by National Life;

     (c) Specimens of each policy owner and agent/broker report referenced in Exhibit A - Policy Administrative Services will be provided to National Life and changes to existing report formats or development of new reports will be provided to National Life for approval prior to use;

     (d) Calculation of death proceeds will be done in accordance with procedures agreed to by National Life, and will be sent to National Life within three working days following receipt by McCamish of all required documentation.

3. Performance with respect to financial reporting shall include the following:

     (a) McCamish will deliver financial reports within five working days following the accounting close, as agreed to by National Life and McCamish;

     (b) McCamish will maintain financial records in accordance with procedures agreed to by National Life and McCamish and will not change procedures without prior approval by National Life.

4. Performance with respect to Plan Administration Services shall include the following:

     (a) McCamish will electronically, or by hard copy or both as periodically agreed upon by National Life and McCamish, provide National Life with copies of all plan and participant reports, letters and other correspondence on an agreed upon basis;

     (b) Calculation of policy and benefit values will be made in accordance with procedures agreed to by National Life and McCamish and will not be changed without prior approval by National Life;

                                   EXHIBIT C

                              PERFORMANCE CRITERIA


     (c)  Specimens of each plan and participant report referenced in Exhibit
          B - Plan Administrative Services will be provided to National Life and changes to existing report formats or development of new reports will be provided to National Life for approval prior to use.

5. National Life and McCamish may mutually agree, from time to time, to modifications of the administrative services and/or performance criteria or to additional administrative services and/or performance criteria.

                                   EXHIBIT D

                         CORPORATE OWNED LIFE INSURANCE
                POLICY AND PLAN ADMINISTRATION PRICING SCHEDULE

The monthly charge under the Agreement is the greater of the MINIMUM MONTHLY CHARGE (a) and the POLICY ADMINISTRATION UNIT CHARGE (b); plus the PLAN ADMINISTRATION UNIT CHARGE (c):

(a) MINIMUM MONTHLY CHARGE. This is the minimum amount due each month for fees associated with (b) and (c) below.


     AGREEMENT MONTH                         MINIMUM MONTHLY CHARGE
     ---------------                         ----------------------
     Months 1 - 3                            $15,000.00
     Months 4 - 6                            $20,000.00
     Months 7 - 9                            $25,000.00
     Months 10 - 12                          $30,000.00
     Months 13 - 24                          $35,000.00
     Months 25 - 36                          $40,000.00
     Months 37 - 48                          $45,000.00
     Months 49 - 60                          $50,000.00


(b) POLICY ADMINISTRATION UNIT CHARGE. This charge is due monthly, at the end of the calendar month, for each Policy processed during the month or any part of the month.

     NUMBER OF POLICIES                      FEE PER POLICY
     ------------------                      --------------
     First 25,000 Policies                   $2.50
     Next 25,000 Policies                     2.30
     Thereafter                               1.88


(c) PLAN ADMINISTRATION UNIT CHARGE. This charge is due monthly, at the end of the calendar month, for each Participant active during the month or any part of the month.

     NUMBER OF PARTICIPANTS                       FEE  PER PARTICIPANT
                                           WITH POLICY           WITHOUT POLICY
     ----------------------                -----------           --------------
     First 25,000 Participants               $3.00               $5.00
     Next 25,000 Participants                 2.50                4.50
     Thereafter                               1.83                4.00

                                   EXHIBIT D

                         CORPORATE OWNED LIFE INSURANCE
                POLICY AND PLAN ADMINISTRATION PRICING SCHEDULE

     (d)  Consulting Rates:

               Actuary I                               15                  $165
               Actuary II                              17                  $190
               Actuary III                             19                  $250
               Sr. Actuary                             20                  $325

               Business Analyst I                      10                  $125
               Business Analyst II                     13                  $150
               Business Analyst III                    15                  $165
               Business Analyst IV                     17                  $190
               Sr. Business Analyst                    20                  $250

               Project Manager I                       14                  $150
               Project Manager II                      16                  $175
               Project Manager III                     18                  $210
               Sr. Project Manager/Account Manager     21                  $275

               TPA Specialist I                         6                   $75
               TPA Specialist II                        8                  $100
               TPA Specialist III                      10                  $125
               Sr. TPA Specialist                      12                  $150

               Software Engineer I                     11                  $125
               Software Engineer II                    13                  $150
               Software Engineer III                   15                  $165
               Software Engineer IV                    17                  $190
               Sr. Software Engineer                   19                  $250

                                   EXHIBIT E

                                   PRODUCTS

PLAN CODE  PLAN NAME
--------------------------------------------------

____       Registered Variable Universal Life.

____       Non-registered Variable Universal Life.

____       Traditional Life

                                   EXHIBIT F

                        SCHEDULE OF AUTHORIZED PERSONNEL

The following individuals are authorized to give instructions or direction to McCamish with respect to matters arising in connection with the servicing to be performed under this Agreement:

    C. Bryant Brink
    Robert MacLeod

                                   EXHIBIT G

                               INSURANCE COVERAGE

McCamish will maintain the following coverages during the term of this
Agreement:

     (a) Worker's Compensation at statutory limits;

     (b) Employers Liability, with $1,000,000 limit of liability;

     (c) Commercial General Liability including Products-Completed Operations coverage with Broad Form Contractual cover with the following limits of liability:

          (i) with a combined single limit of $1,000,000 for Bodily Injury and Property Damage;

          (ii) $1,000,000 limit of liability for Aggregate Products-Completed Operations and Property Damages; and

          (iii) $1,000,000 General Aggregate;

     (d) Automobile Liability, with a combined single limit of liability of $1,000,000/accident;

     (e) Crime Insurance policy with limits of $5,000,000;

     (f) Errors and Omissions policy with limits of $5,000,000;

     (g) Umbrella/Excess Liability insurance with a $4,000,000 limit of liability.

                                 ADDENDUM NO. 1

     ADDENDUM to MASTER ADMINISTRATION AGREEMENT is made and entered into as of the 18th day of August, 1998, by and between McCamish Systems, L.L.C., a Georgia limited liability company, having its principal address and place of business at 6425 Powers Ferry Road, Third Floor, Atlanta, Georgia, 30339, (hereinafter referred to as "McCamish"); and National Life of Vermont, a mutual life insurance company registered under the laws of the State of Vermont, having its principal place of business at One National Life Drive, Montpelier, VT 05604 (hereinafter referred to as "National Life").

1. BUY OUT PROVISION.

     In the event National Life terminates the MASTER ADMINISTRATION AGREEMENT during the Initial Term other than for cause, National Life agrees to pay McCamish compensation set forth in Exhibit J attached hereto and designated as "Buy Out Compensation" in lieu of the Minimum Monthly Charge as set forth in Exhibit D to the MASTER ADMINISTRATION AGREEMENT.

2. ADMINISTRATION SYSTEM SOFTWARE LICENSE.

     In the event National Life terminates the MASTER ADMINISTRATION AGREEMENT during the Initial Term, National Life has the option to purchase the McCamish Corporate Owned Life Insurance Third Party Administration Software for a license fee as set forth in Exhibit K attached hereto and designated as "Administration System Software License Fee". Said license fee(s) will be used to offset payments due McCamish as described in the BUY OUT PROVISION.

     In the event National Life terminates the MASTER ADMINISTRATION AGREEMENT during the Initial Term and purchases the McCamish Corporate Owned Life Insurance Third Party Administration Software, the amount of the One Time License Fee paid to McCamish will be applied towards the payments due McCamish as described in the BUY OUT PROVISION. For the purposes of this calculation, the amount of the One Time License Fee will be set at $750,000.

McCamish Systems, L.L.C.                        National Life of Vermont


By:  /s/ Sam D. Thomas                        By:  /s/ Charles Kittredge
     ---------------------                         -------------------------
     Sam D. Thomas                                 Charles Kittredge
     Senior Vice President                         Senior Vice President

                                   EXHIBIT J

                              BUY OUT COMPENSATION

          TERMINATION YEAR                             COMPENSATION
          ----------------                             ------------
          Year 2                                       $1,200,000
          Year 3                                       $1,060,000
          Year 4                                       $700,000
          Year 5                                       $300,000

     For example, in the event National Life exercises the Buy Out Provision in Year 2, National Life would pay McCamish as compensation under the Buy Out Provision, $1,200,000. Both parties understand that National Life will have no further liability upon payment of the Buy Out Provision Compensation in Year 2.

     In the event National Life exercises the Buy Out Provision in Year 2 and purchases the McCamish Corporate Owned Life Insurance Third Party Administration Software as a One Time License Fee With Support as described in Exhibit K, National Life would pay McCamish as compensation under the Buy Out Provision $450,000, ($1,200,000 less the $750,000 One Time License Fee With Support).

                                   EXHIBIT K

                   ADMINISTRATION SYSTEM SOFTWARE LICENSE FEE

1.  One Time License Fee No Support                      $1,000,000
             McCamish does not provide maintenance, updates nor perform special requests.

2.  One Time License Fee With Support                    $750,000
    Annual Maintenance Fee                               $112,500
             McCamish provides maintenance and updates. Support Contract is for 5 years. Special requests, while contract is in effect, are performed at standard time and materials.

In the event of a Buy-Out during the Initial Term the charge for the License Fees would be subtracted from the Buy-Out amount to determine the amount of compensation due under the Buy Out Provision. For example, in the event National Life exercises the Buy Out Provision in Year 2 and purchases the McCamish Corporate Owned Life Insurance Third Party Administration Software as a One Time License Fee With Support as described in Exhibit K, National Life would pay McCamish as compensation under the Buy Out Provision $450,000, ($1,200,000 less the $750,000 One Time License Fee With Support).

                                 ADDENDUM NO. 2

     ADDENDUM to MASTER ADMINISTRATION AGREEMENT is made and entered into as of the 10th day of September, 1998, by and between McCamish Systems, L.L.C., a Georgia limited liability company, having its principal address and place of business at 6425 Powers Ferry Road, Third Floor, Atlanta, Georgia, 30339 (hereinafter referred to as "McCamish"); and National Life of Vermont, a mutual life insurance company registered under the laws of the State of Vermont, having its principal place of business at One National Life Drive, Montpelier, VT 05604 (hereinafter referred to as "National Life").

YEAR 2000 COMPLIANCE

McCamish hereby represents and warrants that the VPAS-Corporate Life software is Year 2000 Compliant. For these purposes, Year 2000 Compliant is defined to mean that this software:

     (a) uses date data century recognition, and as appropriate, same century and multi-century formulas and date values in each instance for all calculations for which a date is used;

     (b) will not abnormally end or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century; and otherwise conforms with the current industry standards in order that it will fully perform without any errors or other problems due to the year being greater than 1999;

     (c) will correctly manage and manipulate data involving dates, including, but not limited to: single-century formulas and multi-century formulas, century recognition and calculations that accommodate same century and multi-century formulas, comparing and sequencing, and leap year calculations; and will operate without any time or Year 2000 related defects or abnormalities; and

     (d) to the extent that the software will accept data from other systems and sources that are not Year 2000 Compliant, the software will properly recognize, calculate, sort, store output, and otherwise process such data in a manner that eliminates any century ambiguity so that the software remains Year 2000 Compliant.

     IN WITNESS WHEREOF, the parties hereto have caused this AMENDMENT to be executed and delivered by their duly authorized partners and officers, all as of the date first above written.





McCamish Systems, L.L.C.                National Life of Vermont




By: /s/ Sam D. Thomas               By: /s/ Charles Kittredge
    ---------------------               --------------------------
    Sam D. Thomas                       Charles Kittredge
    Senior Vice President               Senior Vice President


                                       2